Exhibit 10.7
KOMAG INCORPORATED
BONUS PLAN

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TABLE OF CONTENTS
(Continued)
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KOMAG, INC.
BONUS PLAN
SECTION 1
BACKGROUND, PURPOSE AND DURATION
1.1	Effective Date
      The Compensation Committee of the Board adopted the Plan effective as of January 24, 2006. The Plan is to be effective beginning with the Company’s 2006 fiscal year.
1.2	Purpose of the Plan
      The Plan is intended to align each non-management employee of the Company towards a single financial target which will result in a competitive cash bonus payment for each such employee as a reward for their contributions to the Company’s consolidated financial performance.
SECTION 2
DEFINITIONS
      The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1	“Affiliate”
      means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.2	“Award”
      means the actual award (if any) payable to a Participant as determined pursuant to Section 3.
2.3	“Base Pay”
      means base straight time gross earnings earned by the Participant for the Performance Period but exclusive of overtime, premium pay, stock compensation, relocation payments, or any other bonus or incentive awards or payments.
2.4	“Board”
      means the Board of Directors of the Company.
2.5	“Bonus Pool”
      means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.
2.6	“Committee”

      means the committee appointed by the Board to administer the Plan. Until otherwise determined by the Board, the Compensation Committee of the Board shall constitute the Committee.
2.7	“Company”
      means Komag Incorporated, a Delaware corporation, or any successor thereto.
2.8	“Corporate Operating Income”
      means the net sales of the Company during the Performance Period, less (A)(i) the cost of goods sold, (ii) research and development expenses, (iii) selling, general and administrative expenses. The Committee will determine annually any adjustments , plus (or minus), to Corporate Operating Income including, but not limited to, any gains (or losses) with respect to the disposal of assets, non-cash employee stock compensation expense, restructuring, impairment, and foreign currency adjustments.
2.9	“Disability”
      means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
2.10	“Participant”
      means as to any Performance Period, an employee of the Company or any Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
2.11	“Payout Percentage”
      means the percentage of actual Corporate Operating Income versus the target Corporate Operating Income for Performance Period as determined by the Committee.
2.12	“Performance Period”
      means the period of time for the measurement of the performance criteria that must be met to receive an Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over twelve (12) months and other criteria over three (3) months. Multiple, overlapping Performance Periods (of different durations) may be in effect at any one time.
2.13	“Plan”
      means the Komag Incorporated Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.
2.14	“Supplemental Target Percentage”

      means a percentage of a Participant’s Base Pay in addition to the Target Percentage as the Committee may determine.
2.15	“Target Percentage”
      means the percentage of a Participant’s Base Pay for a Performance Period as determined by the Committee.
2.16	“Termination of Service”
      means a cessation of the employee-employer relationship between a Participant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3
DETERMINATION OF AWARDS
3.1	Selection of Participants
      The Committee, in its sole discretion, shall select the employees of the Company or its Affiliates who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods. Unless and until the Committee provides otherwise, all regular non-exempt employees and exempt employees in grade E05 and below who are employed by the Company on date Awards are paid and are in good standing with the Company (i.e., not on a performance management plan) will be Participants for any Performance Period.
3.2	Determination of Target Awards
      (a) The Committee will determine the terms pursuant to which a Participant will receive an Award hereunder for any Performance Period.
      Participants will generally be eligible to receive an Award for a Performance Period covering the Company’s fiscal year (an “Annual Performance Period”) equal to such Participant’s Base Pay for the Performance Period multiplied by the sum of the Participant’s Target Percentage and Supplemental Target Percentage (the “Annual Award”). The Annual Award for a Participant who receives an Interim Award (discussed below) will generally be reduced by the amount of such Interim Award.
      An Annual Award will generally be subject to achieving a minimum Payout Percentage for the Annual Performance Period in order for an Award to be earned and payable to a Participant.

Below the minimum threshold, Annual Awards will be allocated on a discretionary basis to certain top performers of the Company as the Committee may determine in its sole discretion. Above the minimum threshold, the Committee will generally provide that a Participant’s Target Percentage will relate to the Payout Percentage and that it will increase linearly up to a maximum level of performance. By way of example only, the Committee could determine that for an Annual Performance Period a Participant’s Target Percentage will be calculated linearly once the Payout Percentage is at least 80% up to a Payout Percentage of 200% with the Target Percentage equaling 3.75% at 80% and 15% at 200%.
      During an Annual Performance Period, the Committee may determine that it will pay some portion of the Annual Award at the time or times it determines in its sole discretion prior to the completion of the Annual Performance Period (an “Interim Award”). The Committee will determine the financial target necessary to receive an Interim Award, the Participants eligible to receive an Interim Award, and the level of an Interim Award compared to the Annual Award.
      (b) If a Participant is promoted during the Performance Period such that he or she is longer eligible to receive an Award hereunder, but instead becomes eligible to participate in the Company’s Target Incentive Plan, he or she will receive a pro-rated Award based on the number of full months such participant was eligible for an Award hereunder. For these purposes, if the Participant is promoted at a time, which results in his or her participation for a partial month, he or she will not be credited for any part of the partial month to the extent he or she receives credit for the entire partial month under the Company’s Target Incentive Plan.
3.3	Bonus Pool
      Each Performance Period, the Committee, in its sole discretion, shall establish a Bonus Pool. Actual Awards shall be paid from the Bonus Pool.
3.4	Employment Status Affect on Award
      Except as provided below, if a Participant’s Termination of Service occurs prior to the payment of an Award, no Award shall be made to such Participant. In the event of a Participant’s leave of absence from the Company during the Performance Period, or upon an involuntary termination of the Participant due to death, Disability or the elimination of the Participant’s position, the Participant shall receive a prorated Award for the period of employment during the Performance Period.
      If following a Participant’s Termination of Service for any reason it is determined by the Company that the Participant acted in a manner which is or was detrimental to the business of the Company within the six-month period following the Participant’s termination date, the Participant may be required to refund any Awards paid to such Participant during the six-month period prior to such termination.
3.5	Discretion to Modify Awards

      Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (a) increase, reduce or eliminate a Participant’s actual Award, and/or (b) increase, reduce or eliminate the amount allocated to the Bonus Pool. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and shall not be required to establish any allocation or weighting with respect to the factors it considers.
3.6	Discretion to Determine Criteria
      Notwithstanding any contrary provision of the Plan, the Committee shall, in its sole discretion, determine the performance requirements applicable to any Award. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Failure to meet the requirements will result in a failure to earn the Award, except as provided in Section 3.5.
SECTION 4
PAYMENT OF AWARDS
4.1	Funding of Plan
      Each Award shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2	Timing of Payment
      Payment of an Award shall be made as soon as practicable as determined by the Committee after the end of the period during which the Award was earned. Unless otherwise determined by the Committee, a Participant must be employed by the Company or any Affiliate on the date an Award is actually paid to receive such Award.
4.3	Form of Payment
      Each Award shall be paid in cash (or its equivalent) in a single lump sum.
SECTION 5
ADMINISTRATION
5.1	Committee
      The Plan shall be administered under the authority and subject to the approval of the Committee. The Committee shall approve the total of all Awards made under the Plan. The Vice President of Human Resources of the Company (or such other person as designated by the Committee) shall be responsible for the preparation and coordination of all pertinent Performance Period and Award information.

5.2	Committee Authority
      It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of Awards, (b) interpret the Plan and the Awards, (c) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (d) interpret, amend or revoke any such rules.
5.3	Decisions Binding
      All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee
      The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
SECTION 6
GENERAL PROVISIONS
6.1	Tax Withholding
      The Company shall withhold all applicable taxes from any Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
6.2	No Effect on Employment or Service
      Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
6.3	Participation
      No employee of the Company or any Affiliate shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

6.4	Successors
      All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.5	Nontransferability of Awards
      No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.
SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1	Amendment, Suspension or Termination
      The Company may amend or terminate the Plan, or any part thereof, at any time and for any reason.
7.2	Duration of the Plan
      The Plan shall commence on the date herein, and subject to Section 7.1 (regarding the Company’s right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8
LEGAL CONSTRUCTION
8.1	Gender and Number
      Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2	Severability
      In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3	Requirements of Law

      The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4	Bonus Plan.
      This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.
8.5	Governing Law
      The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.6	Captions
      Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.